COMTEX                                                Release:  IMMEDIATE
News Network, Inc.                                    For:  Comtex News Network
                                                            (Symbol:  CMTX)



Contact:          Amber Gordon
                  agordon@comtex.com
                  703-797-8011


               COMTEX REPORTS FISCAL 2005 AND 4TH QUARTER EARNINGS

ALEXANDRIA, VA, September 30, 2005 - Comtex News Network, Inc. (OTC BB: CMTX), a leading provider of economically useful electronic real-time news, content and market alerts, today announced financial results for the fourth quarter and fiscal year ended June 30, 2005.

         For the year ended June 30, 2005, Comtex reported operating income of $826,000 and net income of $729,000, or $0.05 per share, versus an operating loss of $1.1 million and a net loss of $1.2 million, or a $(0.09) loss per share, for the previous fiscal year. Fiscal 2005 revenues were $8.0 million compared to $8.2 million for the fiscal year ended June 30, 2004. The decline in revenues is the direct result of consolidation among clients, primarily in the Internet and personal investor markets. Increases in operating and net income are primarily the result of decreases in technical and general and administrative expenses, partially offset by increased sales and marketing expenses. Additionally, there were no expenses related to the settlement with our former landlord and the related loss on disposal of assets, nor stock-based compensation in the current period. In addition, during fiscal 2005 the company accrued a refund receivable of $151,000 in connection with prior periods' business license fees.

         For the quarter ended June 30, 2005, Comtex's revenues were basically unchanged from the previous year at approximately $2 million. The Company reported fourth quarter net income of $431,000 (which included a refund receivable of $151,000 as discussed above), or $0.03 per share, compared to $143,000, or $0.01 per share, for the fourth quarter of 2004.

         For fiscal 2005, EBITDA (as defined and explained in the accompanying note to the table below) increased to $1.4 million from negative EBITDA of $(153,000) for the previous fiscal year. This increase was primarily the result of a reduction in depreciation and amortization expenses; and there were no charges related to the termination of a former lease and the related loss on disposal of assets, nor stock-based compensation, as explained above. For the fourth quarter of fiscal 2005, EBITDA increased to $545,000 from $362,000 in the fourth quarter of the prior year.

         "Comtex continues to be a leading provider of economically useful news and information, and we have introduced several dynamic new products during the last year," said Chip Brian, Comtex's President and COO. "We remain committed to

Comtex Announces Fiscal 2005 Financial Results                          Page 2
September 30, 2005


enhancing our existing products, developing and introducing new, exciting products and finding ways to expand our position in the market for actionable news and information."


About Comtex
Comtex (www.comtex.com) provides real-time news, SmarTrendSM Alerts and economically useful information to businesses whose customers need more than just facts. Comtex customers receive select content from key sources which is further enhanced with stock tickers and an extended lexicon of relevant terms. With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines and filters news and content received from national and international news bureaus, agencies and publications, and distributes more than one million total stories per day. Comtex's state-of-the-art technology delivers this relevant content and reliable service in real-time. Comtex (OTC
BB: CMTX) has offices in New York City and Alexandria, Virginia.

SmarTrendSM and CSTASM are service marks of Comtex News Network, Inc.


Please Note: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes. Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                            FINANCIAL TABLE FOLLOWS


                                                                      More ...

Comtex Announces Fiscal 2005 Financial Results                          Page 3
September 30, 2005


                            Comtex News Network, Inc.
                             Selected Financial Data
                (amounts in thousands, except per share amounts)

                                                   Years Ended                            Quarters
                                                     June 30                            Ended June 30
                                         ---------------------------------    ---------------------------------
                                                     (audited)                           (unaudited)
                                         ---------------------------------    ---------------------------------
                                                2005            2004                 2005           2004
                                                ----            ----                 ----           ----

Revenues                                      $7,970          $8,165              $ 1,970        $ 2,016
Operating Income (Loss)                          826          (1,085)                 427            178
Net Income (Loss)                              $ 729        $ (1,212)              $  431         $  143
                                         ---------------------------------    ---------------------------------

Net Income (Loss) Per Share
     Basic                                    $ 0.05         $ (0.09)              $ 0.03         $ 0.01
                                         ---------------------------------    ---------------------------------
     Diluted                                  $ 0.05         $ (0.09)              $ 0.03         $ 0.01

Weighted Avg. # Shares:
     Basic                                    13,600          13,564               13,600         13,588
                                         ---------------------------------    ---------------------------------
     Diluted                                  14,678          13,564               14,646         14,696

Reconciliation to EBITDA:
 Net Income (Loss)                             $ 729         $(1,212)               $ 431          $ 143
 Stock-based compensation                          -              68                    -              -
 Depreciation & Amortization                     624             864                  119            184
 Interest/Other Expense                           97             127                   (5)            35
 Income Taxes                                      -               -                    -              -
                                         ---------------------------------    ---------------------------------
EBITDA                                       $ 1,450           $(153)               $ 545          $ 362


Please Note: EBITDA consists of earnings before interest and other expense, interest and other income, income taxes, stock-based compensation, depreciation and amortization and impairment charges. EBITDA is not a term defined by generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.


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